Exhibit 99


                        ADVANCED MARKETING SERVICES, INC.

              ANNOUNCES SUCCESSFUL LAUNCH OF WAREHOUSE, EDI SYSTEMS

                      TO SERVICE HIGH VOLUME BOOK RETAILERS


      San Diego, Calif., Aug. 14, 2003 -Advanced Marketing Services, Inc. (NYSE:
MKT), a leading global provider of customized services to book retailers and publishers, today announced the successful launch of the final phase of its multi-year systems implementation intended to provide enhanced inventory management and warehouse management to its high volume book retailing customers.

      "We've been working on this implementation for more than three years and it's finally coming to fruition with the switchover of order management, inventory management, and shipping to our warehouse club customers - BJ's Wholesale Club, Costco, and SAM'S CLUB," said Michael M. Nicita, President and Chief Executive Officer.

      The new operations are based on a suite of Oracle applications and the PkMS Warehouse Management System from Manhattan Associates. These systems now manage inventory levels and all of the physical processes that take place in the company's domestic wholesale distribution centers. Included in those processes are receiving, inventory management, sales order picking and packing, and all of the shipping functions required for order fulfillment. The database systems now provide a single source for all information related to book inventory and sales order processing, enabling AMS to handle far greater volumes of activity in responding to increased customer demand.

      "It has taken longer and cost us more than we anticipated to complete the systems implementation, but we feel that the upgrade provides the company with operating capacity and efficiency to significantly grow our business and to enhance our long-term profitability," Nicita concluded

ABOUT ADVANCED MARKETING SERVICES

      Headquartered in San Diego, California, Advanced Marketing Services (AMS) is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. The company provides a full range of

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value-added  services that provide AMS's  customers  with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. AMS's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage global book distribution systems for the benefit of its warehouse clubs and bookstore customers. AMS has extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide.

      Recent press releases on Advanced Marketing  Services,  Inc. are available
on  both  the   Company's   Website,   www.advmkt.com,   and  on  PR   Newswire,
www.prnewswire.com.

      FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS INCLUDING FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

For Further Information:

INVESTOR RELATIONS:                      MEDIA CONTACTS:
Chuck Williams                           The McQuerter Group
Director of Investor Relations           Greg McQuerter or Tina Wilmott
Advanced Marketing Services, Inc.        (858) 450-0030 x140
(858) 450-3545                           twilmott@mcquerter.com
chuckw@advmkt.com